UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 10, 2011
Date of Report (Date of earliest event reported)

Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

150 N. Radnor Chester Road, Radnor, PA 19087
(Address of principal executive offices)(Zip Code)

(484) 583-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Item 1.01, Entry into a Material Definitive Agreement

On June 10, 2011, Lincoln National Corporation (“we” or the “Company”) entered into a credit agreement with a syndicate of banks, including JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent, and the other lenders named therein (the “Credit Facility”). The Credit Facility allows for the issuance of letters of credit of up to $2 billion and borrowing of up to $2 billion, $1 billion of which is available only to reimburse the banks for drawn letters of credit.  The Credit Facility is unsecured and has a commitment termination date of June 10, 2015.  Letters of credit issued under the Credit Facility may remain outstanding for one year following the commitment termination date.

Under the Credit Facility, we pay a fee of 1.175% per annum on issued syndicated letters of credit and a facility fee of 0.20% per annum on the aggregate commitment.  These fees adjust automatically in the event of a change in our credit ratings.

The Credit Facility contains customary terms and conditions, including covenants restricting our ability to incur liens, merge or consolidate with another entity where we are not the surviving entity and dispose of all or substantially all of our assets. The Credit Facility also includes financial covenants including: (i) maintenance of a minimum consolidated net worth equal to the sum of (a) $9.2 billion plus (b) fifty percent (50%) of the aggregate net proceeds of equity issuances received by us in accordance with the terms of the Credit Facility; and (ii) a debt-to-capital ratio as defined in accordance with the Credit Facility not to exceed 0.35 to 1.00. Further, the Credit Facility contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings and other customary defaults. Upon an event of default, the Credit Facility provides that, among other things, the commitments may be terminated and the loans then outstanding may be declared due and payable.

Effective as of June 10, 2011, the Credit Facility replaced our existing 4-Year Credit Agreement dated as of June 9, 2010 among us and the banks party thereto and JPMCB, as Administrative Agent (the “Existing Credit Facility”), and the commitments under the Existing Credit Facility have been terminated.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Facility, which is attached as Exhibit 10.1 and incorporated herein by reference.

From time to time, in the ordinary course of their business, certain lenders under the Credit Facility and the Existing Credit Facility or their affiliates have provided, and may in the future provide, various financial advisory, investment banking, commercial banking or investment management services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of Credit Suisse are lenders under an approximately $925 million letter of credit.  In addition, the lenders under the Credit Facility and the Existing Credit Facility or their affiliates may, from time to time, engage in transactions with or perform services for us in the ordinary course of business, including acting as distributors of various life and annuity products of our subsidiaries.

Item 1.02. Termination of a Material Definitive Agreement

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” with respect to the termination of the Existing Credit Facility is incorporated herein by reference.

Item 9.01.                            Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1
Credit Agreement, dated as of June 10, 2011, among Lincoln National Corporation, as an Account Party and Guarantor, the Subsidiary Account Parties, as additional Account Parties, JPMorgan Chase Bank, N.A. as administrative agent, and the other lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION

By           /s/ Douglas N. Miller
Name:     Douglas N. Miller
Title:       Senior Vice President and
Chief Accounting Officer

Date:  June 15, 2011

INDEX TO EXHIBITS

Exhibit Number	Description
10.1
Credit Agreement, dated as of June 10, 2011, among Lincoln National Corporation, as an Account Party and Guarantor, the Subsidiary Account Parties, as additional Account Parties, JPMorgan Chase Bank, N.A. as administrative agent, and the other lenders named therein.